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              [LETTERHEAD OF TRANSITIONAL HOSPITALS CORPORATION]

FOR IMMEDIATE RELEASE

             Department of Justice Requests Additional Information from Transitional Hospitals Corporation and Vencor, Inc.


     LAS VEGAS, NEVADA -- May 23, 1997 -- Transitional Hospitals Corporation [NYSE: THY] announced today that it has been informed that the Department of Justice has requested additional information from the Company and Vencor, Inc. regarding Vencor's tender offer. As a result, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), is extended until the 10th day following such time as Vencor is in substantial compliance with such request. Under the HSR Act, Vencor is not permitted to purchase shares in its tender offer until the expiration of the waiting period, or upon its earlier termination by action of the Department of Justice. Vencor's tender offer is presently scheduled to expire on June 4, 1997.

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Contact: Suzanne Shirley, Transitional Hospitals, (702) 257-3663 or -4000
         Michael Sitrick/Jeffrey Lloyd, Sitrick And Company, (310) 788-3850